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                                                                       Exhibit 5





March 1, 2001


Predictive Systems, Inc.
417 Fifth Avenue
New York, New York 10016

                  Re: Predictive Systems, Inc. Registration Statement for Offering of 793,867 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 242,459 shares of Common Stock under the Synet Service Corporation 1996 Stock Option Plan and
(ii) 551,408 shares of Common Stock under the Global Integrity Corporation 1998 Stock Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                             Very truly yours,




                             /s/ Gunderson Dettmer Stough Villeneuve Franklin &
                                 Hachigian, LLP